Exhibit 99.10

Ad Revenue Quickly Increasing On WWW.PAZOO.COM As Earnings Per CPMs Dramatically Increase

CEDAR KNOLLS, N.J., September 11, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that revenue is quickly increasing from advertising earnings on a per CPMS (eCPM) basis on www.pazoo.com.  The average eCPM on the website jumped from an average of $0.20 per CPM at the beginning of August to presently an average of over $0.60 per CPM, an increase of more than 300%.

The eCPM is what Pazoo gets paid per thousand page views from an advertiser. Video ads have only just begun to be added.  The eCPM should be dramatically increased as more video ads are displayed. Additional strategies, technology, content, and advertisers collectively should have a dramatic impact to the eCPM as well.

Over the past month Pazoo has added several more advertising agencies to the website. Having these additional advertisers increases the competitive bidding for space and has directly affected the average price per CPM that Pazoo is receiving from the online advertisements.  Pazoo is expecting the average price per CPM to continue to rise in the upcoming weeks and months leading up to and through the holidays.

CEO of Pazoo, Inc., David Cunic stated, "We are continuing to deploy new strategies and technologies as well as fresh new content to the website. We have a huge amount of room still left to increase our eCPM’s, which will only continue to improve our margins and have a direct effect on our profitability. We are now in the final phases of preparing a large scale marketing plan to dramatically increase traffic to the website and will soon begin the implementation of this plan.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Phone: 1-855-729-6687
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: September 11, 2013